EXHIBIT 5.1


                    [OPPENHEIMER WOLFF & DONNELLY LETTERHEAD]

December 12, 1997

Board of Directors
LifeRate Systems, Inc.
7210 Metro Boulevard
Minneapolis, MN  55439

RE:  REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

We have acted as counsel to LifeRate Systems, Inc., a Minnesota corporation (the "Company"), in connection with the registration by the Company of the resale of an aggregate of 8,788,000 shares (the "Shares") of the Company's common stock, no par value (the "Common Stock"), pursuant to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on December 12, 1997 (the "Registration Statement") on behalf of certain selling shareholders named therein (the "Selling Shareholders"). The Shares consist of an aggregate of 4,394,000 shares of Common Stock (the "Issued Shares") currently outstanding and beneficially owned by the Selling Shareholders and an aggregate of 4,394,000 shares of Common Stock issuable pursuant to outstanding warrants held by the Selling Shareholders (the "Unissued Shares").

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuiness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

1. The Company had the corporate authority to issue the Issued Shares and has the corporate authority to issue the Nonissued Shares in the manner and under the terms set forth in the Registration Statement.

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Board of Directors
LifeRate Systems, Inc.
December 12, 1997
Page 2

2. The Issued Shares being registered for resale by the Selling Shareholders under the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable. The Nonissued Shares being registered for resale by the Selling Shareholders under the Registration Statement have been duly authorized, and when issued, delivered and paid for in accordance with the Warrant Agreements, will be validly issued, fully paid and nonassessable.

We express no opinion with respect to laws other than those of the State of Minnesota and the federal law of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "Validity of Shares" in the Prospectus constituting a part of the Registration Statement.

We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company, no one is entitled to rely on this opinion.

Very truly yours,

/s/ Oppenheimer Wolff & Donnelly

OPPENHEIMER WOLFF & DONNELLY
Plaza VII
45 South Seventh Street
Suite 3400
Minneapolis, MN  55402